SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):    August 14, 2006

ADSERO CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-31040	65-0602729
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2101 Nobel Street, Sainte Julie, Quebec (Address of principal executive offices)	J3E 1Z8 (Zip Code)

(450) 922-5689

(Registrant’s telephone number, including area code)

_____________________________________________________________

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 6, 2006 we executed a September 5, 2006 Pay-Off Arrangements Letter (the “Pay-Off Letter”) sent to us by Turbon AG, a German public corporation, and its subsidiary, Turbon International Inc., the lender under a November 4, 2005 Loan Agreement (the “Loan Agreement”) by and among us, Turbon International, Inc. and our subsidiary, Teckn-O-Laser Global Company. Pursuant to the Pay-Off Letter, we assigned and transferred all of our rights in 400,000 shares of Turbon AG common stock (the “Stock”) to Turbon AG in satisfaction of all amounts (the “Paydown Amount”) owed by us to Turbon International, Inc. under the Loan Agreement which, as of August 23, 2006, consisted of an aggregate of $3,819,978.63 in principal and interest due under a related term note and line of credit note issued by us to Turbon International, Inc. The Stock had been pledged by us to Turbon International, Inc. to secure our obligations to Turbon International, Inc. under the Loan Agreement and was subsequently pledged to Turbon AG to secure obligations of Turbon International, Inc. to Turbon AG. As of August 23, 2006, an aggregate of $2,808,944.44 consisting of $2,800,000 in principal and $8,944.44 in interest was due under the term note and an aggregate of $1,011,034.19 consisting of $1,007,814.79 in principal and $3,219.40 in interest was due under the line of credit note. As of August 23, 2006, the aggregate value of the Stock, as determined using the closing price per share for such Stock as reported on the Frankfort Stock Exchange, on such date, was approximately $3,465,616.

Pursuant to the Pay-Off Letter, our obligations under the Loan Agreement and related documents are to be reinstated with full force and effect, if at any time in the future (i) all or any portion of the assignment or transfer of the Stock to Turbon International, Inc. or Turbon AG or (ii) all or any portion of the Paydown Amount is voided or rescinded or must otherwise be returned by Turbon International, Inc. to us upon our or Teckn-O-Laser Global Company’s insolvency, bankruptcy or reorganization or otherwise, all as though such Stock had not been sold, assigned or transferred to Turbon AG or the amounts paid to Turbon International, Inc. in connection with such asset sale had not been paid, as the case may be. In addition, nothing contained in the Pay-Off Letter terminates or otherwise impairs those expense reimbursement, indemnification or other provisions of the Loan Agreement and the related loan documents which by their express terms survive the repayment of the outstanding obligations thereunder.

In connection with the Pay-Off Letter we also executed an Amended and Restated Supply Agreement dated as of September 5, 2006 for a 10 year term, with Turbon International, Inc. and Teckn-O-Laser Global Company which amended and restated that certain Supply Agreement among the parties dated as of August 4, 2006. We participated in the Supply Agreement (the “Supply Agreement”) solely with respect to Section 9.4 and 11 thereof. Section 3.2 thereof was amended to include a credit limitation whereby Turbon International Inc. is not required to deliver products in respect of purchase orders if, as a result of such delivery, the aggregate then unpaid purchase price (or credit extended) for products would exceed $200,000. Section 9.3 was amended to expand the circumstances under which Supply Agreement may be terminated including circumstances where (i) a party materially breaches the Supply Agreement and fails to cure such breach within 30 days after receipt of notice thereof; (ii) Teckn-O-Laser Global Company fails to pay when due any amounts under the Supply Agreement; or (iii) we or Teckn-O-Laser Global Company shall become insolvent or shall generally fail to pay our respective debts as they come due. Article 11 was added to provide for an unconditional guarantee by us of Teckn-O-Laser Global Company’s obligations under the Supply Agreement.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICER; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On August 14, 2006 John Ioannou and Al DeLuca resigned as directors of ours. Their resignations were not the result of any disagreements with us.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibits filed as part of the Report are as follows:

Exhibit No.	Description

10.1	Payoff Arrangement Letter dated September 5, 2006 among Registrant, Teckn-O-Laser Global Company, Turbon International, Inc. and Turbon AG

10.2	Amended and Restated Supply Agreement dated as of September 5, 2006 among Registrant, Teckn-O-Laser Global Company and Turbon International, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ADSERO CORP.

Dated: September 11, 2006	By:	/s/ William Smith
Name:	William Smith
Title:	Secretary, Treasurer, Chief Financial Officer